CONSULTING AGREEMENT

This Agreement ("the Agreement") is entered into as of this 10th day of May 2007 and effective on the 15th day of May 2007 (the "Effective Date"), by and between Fusion Telecommunications International, Inc., a Delaware corporation, with its mailing address at 420 Lexington Avenue, Suite 1718, New York, New York 10170 (the "Company") and Roger Karam, an individual, with his mailing address at DOT LB Center, 9th Floor, Dekwaneh, Beirut, Lebanon (the "Consultant").

WHEREAS, the Consultant is presently employed by the Company as CEO of Efonica FZ-LLC, the Company's wholly-owned subsidiary, and also President of the Company's VoIP Division; and

WHEREAS, the Company and Consultant are parties to that certain Employment Agreement dated January 11, 2005 (the "Employment Agreement"); and

WHEREAS, the Consultant desires to resign from his position as CEO of Efonica FZ-LLC and as President of the Company's VoIP Division; and

WHEREAS, the Company and the Consultant desire to continue their relationship and have agreed to enter into this Consulting Agreement in order to do so.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree that the foregoing preliminary statement is true and further agree as follows:

1. Consultant's Duties. The Company hereby retains Consultant to help develop sales opportunities and provide advice to select existing Company personnel on product or sales/business development opportunities. The Consultant will report solely to the CEO of Fusion, and no other person or group shall be given authority to supervise or direct Consultant in the performance of his duties.

2. Remuneration. The Company shall pay the Consultant a net fee of $250,000 per year for services rendered pursuant to this Agreement (the "Remuneration"). Payment will be made bi-monthly in accordance with the Company's payroll schedule through a bank wire transfer to Consultant's desired bank account in either Lebanon or the United Arab Emirates. The Consultant shall be eligible for a discretionary bonus of 25% of his based salary in the event that VoIP services to consumers grows at least 15% for each of the next 3 consecutive quarters. The Consultant shall be entitled to receive health insurance for him and his family under the Company's plan. The benefits shall be at least as favorable as the most favorable of such plans, practices, policies and programs in effect at any time hereafter with respect to other key executives. Company will continue to bear all insurance cost including the current required international coverage. During the Initial Term of this Agreement and any Renewal Term, and for 12 months thereafter, the Consultant shall remain eligible for the stock options that have been granted to him during his employment period and anything thereafter (per terms of Employment Agreement). The Indemnification Agreement that was signed between the Consultant and the Company on March 14, 2006 and is effective as of March 6, 2006 will remain in effect.

3. Term of Agreement. This Agreement shall become effective and the parties' obligations shall commence upon the Effective Date and continue for a period of one (1) year from such date except as expressly set forth in this Agreement (the "Initial Term"). This Agreement will be automatically renewed on a three (3) months basis after the expiration of the Initial Term or any subsequent term (the "Renewal Term"). If either party desires to cancel this Agreement upon the expiration of the Initial Term

or any Renewal Term, it shall give the other party written notice of its intent to cancel at least fifteen (15) days prior to the expiration of the then current term.

4. Employment Agreement. Upon execution of this Agreement and commencing on the Effective Date, the parties agree to terminate the Employment Agreement and each others obligations hereunder. Provided, however, that the Consultant will be entitled to a five weeks paid vacation set forth in the Employment agreement that he did not take during his employment, in addition to any vacation set forth in the present Consulting agreement.

5. Resignation. Upon execution of this Agreement and commencing on the Effective Date, the Consultant shall submit his resignation to the Company's Board of Directors as CEO of Efonica FZ-LLC and as President of the Company's VoIP Division. In addition, the Consultant shall resign from each position he holds as a member of the board of directors or as an officer of any of the Company's subsidiaries or affiliates. Company will continue to provide Consultant with UAE residency through its Dubai entity for as long as Consultant desires during the terms of this agreement and Company will continue to provide office space in Lebanon and NY.

6. Bank Accounts. Upon execution of this Agreement and commencing on the Effective Date, the Company shall work with local attorneys to provide Consultant with the necessary documents for him to remove his name from each Company bank account in the UAE and Turkey.

7. Authority. Consultant shall have no authority to assume or create any liability or obligations, expressed or implied, on behalf of the Company.

8. Expense Reimbursement and Other Benefits.

8.1 Expense Reimbursement. During the term of Consultant's agreement hereunder, the Company, upon the submission of reasonable supporting documentation by the Consultant, shall reimburse the Consultant for all reasonable expenses actually paid or incurred by the Consultant in the course of and pursuant to the business of the Company, including expenses for travel and entertainment. All expenses must be submitted within 30 days they are incurred.

8.2 Working Facilities. During the term of Consultant's agreement, the Company shall furnish the Consultant with an office and such other facilities and services adequate for the performance of his duties hereunder.

8.3 Vacation. The Consultant shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its subsidiaries as in effect at any time hereafter with respect to other key executives of the Company and its subsidiaries; provided, however, that in no event shall Consultant be entitled to fewer than 5 weeks paid vacation per year

9. Termination.

9.1 Termination for Cause. Notwithstanding anything contained to the contrary in this Agreement, this Agreement may be terminated by the Company for Cause. As used in this Agreement, "Cause" shall only mean (i) an act or acts of personal dishonesty taken by the Consultant and intended to result in substantial personal enrichment of the Consultant at the expense of the Company, (ii) repeated violation by the Consultant of the Consultant's material obligations under this Agreement or acts or omissions inconsistent with the requests of the Company pursuant to this Agreement and which are

demonstrably willful and deliberate on the Consultant's part and which are not remedied in a reasonable period of time after receipt of written notice from the Company, or (iii) the conviction of the Consultant for any criminal act which is a felony.

Any termination for Cause pursuant to clause (i), (ii) or (iii) of this Section 9.1 shall be made in writing to Consultant, which notice shall set forth in detail all acts or omissions upon which the Company is relying for such termination. The Consultant shall have the right to appeal a notice of termination for Cause to the Company's Board of Directors. Upon any termination pursuant to this Section 9.1, the Consultant shall be entitled to be paid his Remuneration to the date of termination and the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination).

9.2 Disability. Notwithstanding anything contained in this Agreement to the contrary, the Company, by written notice to the Consultant, shall at all times have the right to terminate this Agreement if the Consultant shall, as the result of mental or physical incapacity, illness or disability, fail to perform his duties and responsibilities provided for herein for a period of more than one hundred twenty (120) consecutive days in any 12-month period. Upon any termination pursuant to this Section 9.2, the Consultant shall be entitled to be paid his Remuneration for the remaining term of the Agreement but in no event longer than one year. In addition, Consultant shall be entitled to reimbursement for all business expenses incurred prior to his disability.

9.3 Death. In the event of the death of the Consultant during the term of this Agreement, the Company shall pay to the estate of the deceased Consultant an amount equal to the Remuneration for the remaining term of this Agreement but in no event longer than one year. In addition, Consultant shall be entitled to reimbursement for all business expenses incurred prior to his death.

9.4 Termination Without Cause. At any time the Consultant may terminate this Agreement without cause. The Company shall have the right to terminate this Agreement by written notice to Consultant; provided, however, that the Company shall (i) pay to Consultant any unpaid Remuneration accrued through the effective date of termination specified in such notice, and any pro-rata Remuneration that would be payable had Consultant completed the remaining term of this Agreement and (ii) Pay to the consultant in through a wire transfer, within 7 days an amount equals to 50% of the annual remuneration. An additional 50% of the annual remuneration will be paid within 60 days. The Company shall be deemed to have terminated the Consultant's agreement pursuant to this Section 9.4 if such Agreement is terminated (I) by the Company without Cause, or (II) by the Consultant voluntarily for "Good Reason." For purposes of this Agreement, "Good Reason" means:

(a) the assignment to the Consultant of any duties inconsistent in any respect with the Consultant's position (including offices and reporting requirements), duties or responsibilities as contemplated by Section 1 of this Agreement, or any other action by the Company which results in a diminution in such position, duties or responsibilities.

(b) any failure by the Company to comply with any of the provisions of Sections 2 & 8 of this Agreement.

(c) any change in the designation of the particular executive that the Consultant is obligated to report to under Section 1 hereof;

(d) any purported termination by the Company of the Consultant's Agreement otherwise than as expressly permitted by this Agreement;

(e) any termination by the Consultant for any reason during the three-month period following the effective date of any "Change in Control".

For purposes of this Section 9.4, any good faith determination of "Good Reason" made by the Consultant shall be conclusive.

10. CHANGE IN CONTROL. For purposes of this Agreement, a "Change in Control" shall mean:

(a) The acquisition (other than by or from the Company), at any time after the date hereof, by any person, entity or "group", within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act"), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either the then outstanding shares of common stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors; or

(b) All or any of the eleven (11) individuals who, as of the date hereof, constitute the Board (as of the date hereof the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

(c) Approval by the shareholders of the Company of (A) a reorganization, merger or consolidation with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 75% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, (B) a liquidation or dissolution of the Company, or (C) the sale of all or substantially all of the assets of the Company, unless the approved reorganization, merger, consolidation, liquidation, dissolution or sale is subsequently abandoned.

(d) The approval by the Board of the sale, distribution and/or other transfer or action (and/or series of sales, distributions and/or other transfers or actions from time to time or over a period of time), that results in the Company's ownership of less than 50% of the Company's current assets..

11. Indemnification. Each party hereby agrees to be solely responsible for the performance of its acts, duties and responsibilities under this Agreement, and for the acts and/or omissions, duties and responsibilities of its shareholders, directors, officers, employees, and agents (collectively the "Indemnifying Party"); and further agrees to indemnify the other party, its shareholders, directors, officers, employees, affiliates and agents (collectively the "Indemnified Party"), and to hold harmless the Indemnified Party and at its expense, to defend the Indemnified Party, from and against any claims, demands, causes of action, loss, cost and expense, against the Indemnified Party arising from, in connection with or based upon (i) the actions or omissions of the Indemnifying Party pursuant to or in contravention of the provisions of this Agreement or any third party claims resulting from the actions or omissions of the Indemnifying Party.

12. Non-Disclosure. During the term of this Agreement and for six (6) months thereafter, Consultant shall not divulge, communicate, use to the detriment of the Company (or the Company's subsidiaries and/or affiliates) or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereinafter defined) pertaining to the business of the Company (or the Company's subsidiaries and/or affiliates). Any Confidential Information or data now or hereafter acquired by the Consultant with respect to the business of the Company (or the Company's subsidiaries and/or affiliates) shall be deemed a valuable, special and unique asset of the Company (or the Company's subsidiaries and/or affiliates) that is received by the Consultant in confidence and as a fiduciary, and Consultant shall remain a fiduciary to the Company (or the Company's subsidiaries and/or affiliates) with respect to all of such information. For purposes of this Agreement, "Confidential Information" means all material information about the Company's (or the Company's subsidiaries and/or affiliates) business disclosed to the Consultant or known by the Consultant as a consequence of or through his employment by the Company (or the Company's subsidiaries and/or affiliates) and not generally known.

13. Non-Solicitation of Employees. During the term of this Agreement and for six (6) months thereafter, Consultant shall not directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity, attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company, unless such employee or former employee has not been employed by the Company (or the Company's subsidiaries and/or affiliates) for a period in excess of three months.

14. Non-Compete. Consultant will not, at any time, during the term of this Agreement, either directly or indirectly, engage in a business which directly competes with the Company in the provision of traditional voice services, VoIP services, private network services, Internet access services and Internet based video conferencing services. The Company shall have the right in its sole discretion to waive the non-compete.

15. Governing Law: This Agreement shall be governed by, construed under and interpreted in accordance with the laws of the State of New York.

16. Assignment.

(a) This Agreement is personal to the Consultant and without the prior written consent of the Company shall not be assignable by the Consultant otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Consultant's legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assignees.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law or otherwise.

17. Litigation. Prevailing Party. In the event of any arbitration or litigation, including appeals, with regard to this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable fees, costs, and expenses or counsel (at pre-trial, trial and appellate levels).

18 FULL SETTLEMENT. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Consultant or others. In no event shall the Consultant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Consultant under any of the provisions of this Agreement. The Company agrees to pay, to the full extent, all legal fees and expenses which the Consultant may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof, plus in each case interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized the day and year first written above.

Roger Karam

Signature: [signature]

Printed Name: Roger Karam
Title: Consultant
Date: May 10, 2007

Fusion Telecommunications International, Inc.

Signature: [signature]

Printed Named: Matt Rosen
Title: President BC Bd
Date: May 10, 2007